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                                                                      EXHIBIT 99

NATIONAL MEDIA CORPORATION
      1700 Walnut Street
      Philadelphia, PA 19103
      215 o 772-5000
      215 o 772-5018 Fax                                       PRESS RELEASE

Contact:
Bruce Boyle
Director of Corporate Communications
(215) 772-5152

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                           NATIONAL MEDIA CORPORATION
                            TO ACQUIRE DIRECTAMERICA

                        Transaction Valued at $7 million

Philadelphia, PA, September 11, 1995 -- National Media Corporation (NYSE:NM) announced today it has reached an agreement to acquire DirectAmerica, one of the top infomercial production companies in the world.

Under the terms of the merger, National Media Corporation will acquire the company for $7 million of National Media Corporation common stock. The total of National Media Corporation common stock to be issued will be equal to, or less than, 2.6 percent of the total stock outstanding on a fully-diluted basis.

After the acquisition, the company will become a wholly owned subsidiary of National Media Corporation and retain its name.

Brian McAdams, Chairman of the Board of National Media, said, "DirectAmerica has produced many of the highest quality and most profitable infomercials in the business over the last few years, both for National Media and other transactional television companies. The third party royalty stream which we will acquire, in addition to the royalties and certain production fees National Media would pay DirectAmerica over the next several years, will make this acquisition contribute almost immediately to the bottom line, as well as making it non-dilutive on an earnings per share basis."

DirectAmerica is based in Oxnard, California. The company has had one or more of its infomercials in the top performers in the industry every week for three years, including infomercials the company has produced for National Media for the "PowerWalk Plus" and "Touchless Car Wax System".

Through the acquisition of DirectAmerica, National Media will add the production talents of Jack Kirby, Chairman and Chief Executive Officer of DirectAmerica.

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Mr. Kirby has had an outstanding media career in syndicated and network news, including positions as executive producer of "The Larry King Show" on radio (where he won a Peabody award); executive producer for "The Charlie Rose Show" on NBC and producer of "Nightwatch" for CBS News. Upon the closing of the acquisition, he will serve as chief executive officer of the DirectAmerica subsidiary and as executive vice president of National Media Corporation.

Mr. Kirby said, "We've enjoyed our long association with National Media Corporation and we're very please to be joining the clear global leader in our industry. The marriage of our production capability with National Media's unequaled global distribution system will create a direct marketing powerhouse."

Mark P. Hershhorn, President and Chief Executive Officer of National Media Corporation, said, "The strengths of this company are well-known within the industry, particularly their ability to make entertaining infomercials for fitness products, one of our most important categories. To get a profitable production company of this caliber, one that has a track record of finding unique new products, while eliminating fees and royalties we would normally pay them, is a great value."

The acquisition is dependent on the consummation of a due diligence examination of DirectAmerica by National Media Corporation and the execution of a definitive agreement.

National Media Corporation is the world's largest publicly held infomercial company and has built a strong, integrated, global consumer marketing company through its expertise in direct response television and, with Quantum International, Ltd., brings infomercial programming to more than 200 million households worldwide.

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